Exhibit 10.5

PROMISSORY NOTE

$32,060,000.00	December 20, 2013

FOR VALUE RECEIVED, the undersigned, GGT SPRING TOWN TX, LLC, a Delaware limited liability company (“Borrower”), promises to pay to the order of SYNOVUS BANK, a Georgia state banking corporation (“Lender”), at the main office of Lender or at such other place as the holder of this Note may from time to time designate in writing, the principal sum of THIRTY-TWO MILLION SIXTY THOUSAND AND NO/100 DOLLARS ($32,060,000.00), or so much as may be advanced and outstanding, together with interest on the unpaid principal amount from time to time outstanding at the per annum rates set forth herein.

1. Defined Terms. As used herein, the following terms shall have the following meanings:

“Assumed Annual Debt Service” means the principal and interest for a 12-month period that would be due on a loan equal to the outstanding principal balance of the Loan amortized in substantially equal monthly payments at an assumed rate of interest at the then current Standard Note Rate or six percent (6%) per annum, whichever is greater, and payable over an assumed term of 360 months or, if any rate swap, rate cap, rate collar or other interest rate hedge reasonably satisfactory to Lender is in effect for the entire Loan, the rate equal to the established rate (if fixed) or highest rate (if capped) pursuant to the rate swap, rate cap, rate collar or other interest rate hedge.

“Debt Service Coverage Ratio” means a ratio in which the numerator is the sum of the Net Operating Income of the Project and the denominator is Assumed Annual Debt Service.

“Default” means the occurrence or existence of any condition or event which would, with the passage of time, the giving of notice, or both, constitute an Event of Default.

“Default Rate” shall have the meaning set forth in Section 2(c) hereof.

“Event of Default” shall have the meaning set forth in the Loan Agreement.

“Extension Term” shall have the meaning set forth in Section 3(d) hereof.

“Financial Contract” means any rate swap, rate cap, rate collar or other interest rate hedge provided by Lender or any affiliate of Lender in order to offer protection against fluctuations in interest rates with respect to all or any portion of the principal amount of this Note.

“Guarantor” means MCRT West Assurance XIX LLC, a Delaware limited liability company.

“Guaranty” means the Payment and Performance Guaranty Agreement, dated of even date herewith, from Guarantor to Lender, as the same may be amended from time to time.

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“Loan” means the loan of $32,060,000.00 from Lender to Borrower as evidenced by this Note.

“Loan Agreement” means that certain Loan Agreement, dated of even date herewith, between Borrower and Lender, as the same may be amended from time to time.

“Loan Documents” has the meaning set forth in the Loan Agreement and, without limiting the foregoing, includes the Loan Agreement, the Assignment, the Mortgage, the Indemnity, the Guaranty and this Note, as such documents are defined in the Loan Agreement.

“Maturity Date” means June 20, 2017, subject to extension as provided in Section 3 below.

“Mortgage” means that certain Deed of Trust and Security Agreement, dated of even date herewith, from Borrower to Lender, granting a first lien on and security interest in the Property and Project, as the same may be amended from time to time.

“Net Operating Income” means the actual net operating income of the Project for the three-month period immediately preceding the date of calculation and adjusted to include, as necessary, a prorated three (3) months of annual taxes, annual insurance premiums and other property expenses not payable on a monthly basis, a repair and maintenance reserve of $200/unit/annum and a management fee equal to the greater of 2  3⁄4% or the actual management fee, with the three-month calculation then multiplied by four to provide an annualized amount.

“Optional Note Rate” has the meaning set forth in the Loan Agreement.

“Payment Date” has the meaning set forth in Section 3 below.

“Project” has the meaning set forth in the Loan Agreement.

“Property” has the meaning set forth in the Loan Agreement.

“Reserve Percentage” means the reserve percentage (expressed as a decimal), if any, from time to time in effect under Regulation D for loans and obligations making reference to LIBOR. The Reserve Percentage shall be based on Regulation D or other regulations from time to time in effect concerning reserves for Eurocurrency Liabilities as defined in Regulation D from related institutions as though Lender were in a net borrowing position, as promulgated by the Board of Governors of the Federal Reserve System, or its successor.

“Standard Note Rate” means the per annum rate of interest equal to (a) the sum of (i) two and twenty-five hundredths percent (2.25%), plus (ii) the rate of interest that is quoted by Lender (based upon rates obtained by Lender from Thomson Reuters or such other reliable third-party provider of rate quotes as Lender may from time to time select) from time to time as the London Interbank Offered Rate (the “LIBOR”) for deposits in U.S. Dollars, at approximately 9:00 a.m. (Birmingham, Alabama time), for a period of 30 days (each, a “30-Day LIBOR Period”), divided by (b) one (1) minus the Reserve Percentage. The Standard Note Rate will initially be established two (2) business days prior to the initial advance of the Loan evidenced by this Note and will change and be reset on the Payment Date most closely approximating the

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end of each 30-Day LIBOR Period. Borrower may from time to time create tranches to which different Optional Note Rates and rate periods will apply with respect to all or any portion of the outstanding principal balance of the Loan subject to and in accordance with the terms of the Loan Agreement provided that there shall not be at any one time outstanding more than four (4) borrowing tranches in addition to the part of the Loan if any bearing interest at the Standard Note Rate. In the event the use of LIBOR for any reason should become prohibited or unavailable to Lender, or, if in Lender’s good faith judgment, it is not possible or practical for Lender to set or determine the LIBOR, or if LIBOR does not in Lender’s commercially reasonable judgment reflect its cost of making or maintaining loans, then the Lender shall establish and notify Borrower of a revised Standard Note Rate equal to the Federal Funds Rate applicable to overnight funds transactions with members of the Federal Reserve plus a margin determined by Lender in its discretion that, when added to the Federal Funds Rate, would result in a rate approximately equivalent to the prior Standard Note Rate, and the same shall apply as the Standard Note Rate until Lender notifies Borrower that such condition no longer exists.

2. Interest Rate.

(a) Except as provided in subsections (b) or (c), the outstanding principal balance hereof shall bear interest at a per annum rate equal to the Standard Note Rate.

(b) Subject to the terms and conditions of the Loan Agreement, Borrower may elect to designate certain tranches of the outstanding principal balance of this Note to bear interest at an Optional Note Rate in lieu of the Standard Note Rate.

(c) Notwithstanding subsections (a) and (b) above, from and after the occurrence of any Event of Default, the outstanding principal balance of this Note will bear interest at a rate equal to five percent (5%) in excess of the Standard Note Rate otherwise in effect (the “Default Rate”) except that any part of the Loan that bears interest at an Optional Note Rate will bear interest at a rate equal to five percent (5%) in excess of the Optional Note Rate, in each case until the Event of Default is either (i) cured within any applicable cure period or any extension thereof granted by Lender in writing in its discretion or (ii) waived by Lender in writing in its discretion.

3. Payment Terms.

(a) On January 20, 2014, and on the same day of each successive calendar month thereafter (each, a “Payment Date”), through and including June 20, 2017, Borrower will pay Lender accrued but unpaid interest on the outstanding principal balance hereof.

(b) On the Maturity Date, Borrower will pay Lender the outstanding principal balance of this Note, together with all accrued and unpaid interest thereon.

(c) If the Maturity Date is extended as hereinafter provided, then on June 20, 2017, and on each Payment Date thereafter prior to the Maturity Date as extended, Borrower will pay Lender an installment of principal and interest in an amount equal to the sum of (1) accrued but unpaid interest and (2) a principal reduction payment equal to the principal portion of the substantially equal payments of principal and interest that would be due on a loan in the principal sum of $32,060,000 bearing interest at an assumed annual rate of six percent (6%) and amortized over an assumed term of 360 months commencing on the first day of such Extension Term.

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(d) Borrower shall have the option to extend the Maturity Date of this Note for one additional period of eighteen (18) months (the “Extension Term”) provided as conditions of such extension and in order to properly exercise such option: (i) no Event of Default shall then exist; (ii) Borrower must provide Lender written notice of exercise of such extension option not later than thirty (30) days or more than sixty (60) days prior to the otherwise applicable Maturity Date; (iii) Borrower must pay Lender a fee of thirty-five hundredths percent (.35%) of the amount of the then outstanding principal balance of this Note upon confirmation from Lender that the Debt Service Coverage Ratio requirement (as hereinafter set forth) has been satisfied; and (iv) Borrower must provide Lender with evidence that (A) the Project has been completed (as evidenced by final unconditional certificates of occupancy) in accordance in all material respects with Plans and Specifications approved by Lender, and no unsatisfied construction-related liens exist, and (B) for the three (3) calendar month period ending with the calendar month preceding notice of exercise of the extension option, the Project has achieved a Debt Service Coverage Ratio, calculated on an annualized basis, of not less than 1.20 to 1.

(e) Principal and interest shall be payable in lawful money of the United States of America. Simple interest on the principal amount shall be calculated on the basis of a 360-day year by multiplying the current outstanding principal amount by the applicable per annum rate, multiplying the product thereof by the actual number of days elapsed, and dividing the product so obtained by 360. Each payment hereunder shall be applied first to accrued but unpaid interest on the outstanding principal balance hereof, and then to reduction of principal. Time is of the essence with respect to the amounts due hereunder.

(f) Borrower may at any time prepay all or any part of the principal amount hereof, without premium, but with all accrued interest to the date of prepayment. Partial prepayments will be applied to installments coming due in their inverse order of maturity. Amounts prepaid may not be reborrowed. Borrower must pay to Lender (i) any loss or cost with respect to any prepayment, other than a prepayment occurring on a Payment Date corresponding to the last day of the current LIBOR Period, which loss or cost shall be calculated based upon the difference by which the Standard Note Rate or Optional Note Rate (whichever applies to the applicable portion of the Loan being prepaid) exceeds the then applicable LIBOR (for a LIBOR Period most closely approximating the remaining period to the end of the current selected LIBOR Period, determined as of the prepayment date), converted to a daily rate and applied to the principal amount being prepaid and calculated for the remaining days in the current LIBOR Period; and (ii) any breakage costs arising under any Financial Contract in effect at the time of such prepayment by reason of the termination, in whole or in part, of such Financial Contract. The determination of such amounts by Lender shall be conclusive absent manifest error.

(g) Borrower will pay to Lender a late charge equal to five percent (5%) of any principal and/or interest payment not received by Lender within ten (10) days following the due date thereof (except that such late charge shall not be payable with respect to the balloon payment due on the Maturity Date or upon acceleration of the Loan). The late charge is not a penalty, but liquidated damages to defray administrative and related expenses due to such late payment. The acceptance of a late payment, or late charges, shall not constitute a waiver of any Default then existing or thereafter arising.

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4. Disbursements; Security. Proceeds of this Note will be advanced in accordance with the Loan Agreement. This Note is secured by the Mortgage. This Note is guaranteed by Guarantor pursuant to and to the extent provided in the Guaranty.

5. Events of Default. The principal sum evidenced by this Note, together with accrued interest, shall become immediately due and payable at the option of Lender upon any Event of Default.

6. Miscellaneous.

(a) With respect to the amounts due under this Note, Borrower waives the following:

(i) All rights of exemption of property from levy or sale under execution or other process for the collection of debts under the Constitution or laws of the United States or any state thereof;

(ii) Demand, presentment, protest, notice of dishonor, notice of non-payment, diligence in collection, and, except to the extent specifically required by the loan documents executed in connection herewith, notice of intent to accelerate, and all other requirements necessary to charge or hold the undersigned liable on any obligations hereunder (but nothing herein shall constitute a waiver of any notice and cure period expressly set forth in the Loan Documents); and

(iii) Any further receipt for or acknowledgment of any collateral (including the Project and Property) now or hereafter deposited as security for the obligations hereunder.

(b) Lender (or any subsequent holder hereof) shall be entitled to recover all actual, out-of-pocket expenses of collecting this Note, including without limitation court costs and reasonable attorneys’ fees, including costs and reasonable attorneys’ fees in any appellate or bankruptcy proceeding.

(c) In no event shall the amount of interest contracted for or charged hereunder exceed the maximum rate of interest allowed by applicable law, and in the event any such payment is inadvertently paid by Borrower or inadvertently received by Lender (or any holder), then such excess sum shall be credited as a payment of principal, unless Borrower elects to have such excess sum refunded to Borrower forthwith. It is the express intent hereof that Borrower not pay and Lender (or any holder) not receive, directly or indirectly, interest in excess of that which may be legally paid by Borrower under applicable law.

(d) Lender shall not by any act, delay, omission, or otherwise be deemed to have waived any of its rights or remedies, and no waiver of any kind shall be valid unless in writing and signed by Lender. All rights and remedies of Lender under the terms of the Loan Documents or applicable statutes or rules of law shall be cumulative and may be exercised successively or concurrently. Borrower agrees that, as of the date hereof, there are no defenses, equities or setoffs in respect to the obligations set forth herein.

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(e) The obligations of Borrower hereunder shall be binding upon and enforceable against Borrower and its successors and assigns.

(f) This Note shall be governed by, and construed in accordance with, the laws of the State of Texas.

(g) Any provision in this Note which may be unenforceable or invalid under any law shall be ineffective to the extent of such unenforceability or invalidity without affecting the enforceability or validity of any other provision hereof.

(h) Lender may, at its option, release Guarantor from the obligations of its Guaranty or release any collateral (including the Project and Property) given to secure the indebtedness evidenced hereby, and no such release shall impair the obligations of Borrower to Lender.

(i) BORROWER AND LENDER HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY ON ANY CLAIM, COUNTERCLAIM, SETOFF, DEMAND, ACTION OR CAUSE OF ACTION (1) ARISING OUT OF OR IN ANY WAY PERTAINING OR RELATING TO THE LOAN DOCUMENTS OR (2) IN ANY WAY CONNECTED WITH OR PERTAINING OR RELATED TO OR INCIDENTAL TO ANY DEALINGS OF THE PARTIES HERETO WITH RESPECT TO THE LOAN DOCUMENTS OR IN CONNECTION WITH THE TRANSACTIONS RELATED THERETO OR CONTEMPLATED THEREBY OR THE EXERCISE OF EITHER PARTY’S RIGHTS AND REMEDIES THEREUNDER, IN ALL OF THE FOREGOING CASES WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. BORROWER AND LENDER AGREE THAT EITHER OR BOTH OF THEM MAY FILE A COPY OF THIS SUBSECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED AGREEMENT BETWEEN THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY, AND THAT ANY DISPUTE OR CONTROVERSY WHATSOEVER BETWEEN THEM SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

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IN WITNESS WHEREOF, Borrower has caused this instrument to be executed as of the day and year first above written.

BORROWER: GGT SPRING TOWN TX, LLC, a Delaware limited liability company BY: MCRT Spring Town LLC, a Delaware limited liability company, Its Operating Member

BY:	/s/ Eric Lezak
Name:	Eric J. Lezak
Its	Managing Director

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